Exhibit 99.1

Contact: Brian P. Crescenzo

302-326-5648

FOR IMMEDIATE RELEASE

APPLIED EXTRUSION TECHNOLOGIES, INC.

ANNOUNCES THAT HOLDERS OF MORE THAN 70% OF OUTSTANDING
PRINCIPAL AMOUNT OF SENIOR NOTES PLEDGE TO VOTE FOR
RECAPITALIZATION PLAN

COMPANY EXECUTES FINANCING PROPOSALS WITH SENIOR LENDERS AND
PREPARES FOR SOLICITATION OF VOTES

COMPANY WILL CONTINUE TO PAY TRADE CREDITORS IN
FULL ON A CURRENT BASIS

NEW CASTLE, DE, August 24, 2004 – Applied Extrusion Technologies, Inc. (NASDAQ NMS – AETC) announced today that six bondholders holding over 70% in aggregate outstanding principal amount of the Company’s 10¾% senior notes have executed a voting agreement, which requires them and any of their subsequent transferees to vote in favor of the Company’s prepackaged plan of reorganization, provided that the prepackaged plan is consistent with the terms of the agreement in principle reached with the Company at the end of July and other conditions set forth in the voting agreement are met.  The voting agreement also requires the Company to effectuate the prepackaged plan of reorganization, subject to the conditions set forth in the voting agreement.  The Company also announced that it had executed proposals with GE Commercial Finance to provide financing during the prepackaged chapter 11 case and upon consummation of the recapitalization plan.

As previously disclosed, the recapitalization will be accomplished through a prepackaged chapter 11 plan of reorganization and will involve the exchange of the 10¾% senior notes by the bondholders for 100% of the common equity of the reorganized Company and new senior notes to be issued by the reorganized Company.  Under the prepackaged chapter 11 plan, the Company will pay its trade creditors in full on a current basis.  Additionally, beneficial holders of senior notes whose holdings fall below a certain threshold aggregate principal amount will receive, in exchange for their senior notes, cash payments equal to the value of the new common equity and new senior notes to be distributed to the larger beneficial holders of senior notes, subject to certain conditions being satisfied.  All of the Company’s existing stock will be canceled and the existing stockholders will receive a ratable portion of $2.5 million in cash, subject to certain conditions being satisfied.  The Company expects to commence the solicitation of votes from the beneficial holders of its senior notes by the middle of September, and the prepackaged chapter 11 plan to be confirmed by the bankruptcy court and consummated in mid- to late-fall of this year.

Applied Extrusion Technologies, Inc. is a leading North American developer and manufacturer of specialized oriented polypropylene (OPP) films used primarily in consumer products labeling and flexible packaging application.

Except for the historical information contained herein, the matters discussed in this report are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including those risks related to the ability to implement price increases and related volume losses, the timely development and acceptance of new products, fluctuations in raw materials and other production costs, the ability to satisfy our debt service requirements, the loss of one or more significant customers, the impact of competitive products and pricing, the timely completion of capital projects, the success of the Company’s efforts to access capital markets on satisfactory terms, and to acquire, integrate, and operate new business and expand into new markets, as well as other risks detailed in Exhibit 99.1 of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003 and from time to time in the Company’s other reports filed with the Securities and Exchange Commission.